Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Design Within Reach, Inc. Amended and Restated 2004 Equity Incentive Award Plan, of our reports dated May 7, 2007 with respect to the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph about Design Within Reach, Inc.’s adoption of Statement No. 123R, “Share-Based Payment”) and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment, and an adverse opinion on the effective operation of internal control over financial reporting) of Design Within Reach, Inc. for the year ended December 30, 2006 contained in the Annual Report of Design Within Reach, Inc. on Form 10-K/A filed with the Securities and Exchange Commission on May 9, 2007.

/s/ GRANT THORNTON LLP

San Francisco, California

May 22, 2007